Exhibit 99.1


FIRST AVIATION ANNOUNCES EARNINGS FOR THE FIRST QUARTER ENDED APRIL 30, 2005
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WESTPORT, CONNECTICUT, June 6, 2005 - First Aviation Services Inc. (NASDAQ:
FAVS), one of the leading providers of supply chain services to the aerospace industry worldwide, today announced results in preparation of its annual shareholders' meeting on June 7, 2005. Net income of $153,000 or $0.02 per share on record first quarter net sales of $32.0 million was generated in the first quarter of the fiscal year, versus a net loss of $410,000 or $0.06 per share in the first quarter ended April 30, 2004.

For the three months ended April 30, 2005, net sales of $32.0 million increased 5.8% over that reported in the prior year. Gross profit margin was 17.7% in the current year quarter versus 18.6% in the comparable prior year quarter, but improved sequentially over the 16.1% gross profit margin incurred in the preceding quarter ended January 31, 2005. Sales increased for the seventh consecutive quarter over the comparable prior year periods.

Mr. Michael Culver, President and CEO of First Aviation, said: "We are pleased with the progress the Company is making. First Aviation is improving market share, while controlling costs and improving operating margins. The results of this quarter suggest we are seeing the benefits of plans put into effect over the past fifteen months."

Selling, general and administrative expense decreased 2.6% to $4.9 million in the current quarter primarily as a result of reduced payroll related costs and litigation expense. Corporate expenses for the quarter decreased by 35.1% to $604,000 due to reductions in legal fees related to corporate governance regulations, the absence of a proxy contest by a dissident shareholder and savings resulting from the termination of an advisory agreement by First Equity Development, an affiliate of the Company and its majority shareholder.

First Aviation, located in Westport, Connecticut and its principal operating subsidiary, Aerospace Products International Inc. ("API"), based in Memphis, Tennessee, is one of the leading providers of services to the aviation industry worldwide. The services the Company provides the aviation industry include the sale of aircraft parts and components, the provision of supply chain management services, overhaul and repair services for brakes and starter/generators, and the assembly of custom hoses. With locations in the U.S., Canada and Asia Pacific, plus partners throughout the world, API continues to be one of the leading providers of aviation products, supply chain management services and technology solutions in the industry.

More information about First Aviation can be found on the World Wide Web at http://www.favs.com and, http://www.apiparts.com.

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Forward-Looking Statements

Certain statements discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical facts, but rather reflect the Company's current expectations concerning future events and results. Such forward-looking statements, including those concerning the Company's expectations, involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company's control, that may cause the Company's actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, at a minimum, the Company's ability to obtain parts and components from its principal suppliers on a timely basis, depressed domestic and international market and economic conditions, especially those currently facing the aviation industry as a whole, the impact of changes in fuel and other freight related costs, relationships with its customers, the ability of the Company's customers to meet their financial obligations to the Company, the ability to obtain and service supply chain management contracts, changes in regulations or accounting standards, the ability to consummate suitable acquisitions and expand, the loss of the use of facilities and distribution hub in Memphis, significant failure of our computer systems or networks, efforts to comply with section 404 of the Sarbanes-Oxley Act of 2002, and other items that are beyond the Company's control and may cause actual results to differ from management's expectations. In addition, specific consideration should be given to the various factors described in Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations", and elsewhere in the Company's Annual Report on Form 10-K for the year ended January 31, 2005, and the various factors described in this release. The Company undertakes no obligation to update any forward-looking statements or cautionary factors.

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CONTACT:  ROBERT G. COSTANTINI
          CHIEF FINANCIAL OFFICER
          FIRST AVIATION SERVICES INC.
          (203) 291-3300